Exhibit 10.1

CREDIT AGREEMENT

Dated as of March 7, 2008

between

BROOKE CREDIT CORPORATION

and

FIRST STATE BANK

(continued)

i

(continued)

ii

(continued)

iii

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of March 7, 2008, between BROOKE CREDIT CORPORATION, a Delaware corporation (“Borrower”) and FIRST STATE BANK, a banking corporation organized under the laws of the State of Nebraska (the “Bank”).

Borrower has requested that the Bank provide a term loan, and the Bank is willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I. DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Actual Remaining Cash Flow Value” shall have the meaning provided in Section 5.17.

“Affiliate” means, with respect to any Person, another Person that directly or indirectly through one or more intermediaries, Controls, or is Controlled by or is under common Control with, the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 10% or more of the securities having ordinary voting power for the election of directors, managing general partners or equivalent governing body of such Person.

“Agreement” has the meaning set forth in the preamble.

“Applicable Margin” means 1.75% per annum.

“Applicable Rate” means, from time to time, a per annum rate equal to the greater of (a) 7.25%, or (b) the sum of the Prime Rate plus the Applicable Margin.

“Attorney Costs” means and includes all fees, expenses and disbursements of any law firm or other external counsel of the Bank.

“Audited Financial Statements” means the audited consolidated balance sheet of Borrower and its Consolidated Subsidiaries for the fiscal year ended December 31, 2006, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of Borrower and its Subsidiaries, including the notes thereto.

“Bank’s Office” means Bank’s address and, as appropriate, account as set forth on Schedule 8.02, or such other address or account as the Bank may from time to time notify Borrower.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Account” means Borrower’s Account No. 321135 maintained with Bank.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Bank’s Office is located.

“Cash Collateral Account” shall have the meaning provided in Section 5.17.

First State Bank/Brooke Credit Agreement

“Cash Collateral Release Condition” shall have the meaning provided in Section 5.17.

“Change of Control” means, with respect to the Borrower at any time any person (other than the Parent), directly or indirectly, obtains ownership of more than 66% of the voting stock of the Borrower (or such lower amount which constitutes a supermajority under Borrower’s governing documents, if applicable).

“Change of Management” means any situation where either of the current Chief Executive Officer/President, Chief Financial Officer or Chief Operating Officer/Chairman of the Board of the Borrower ceases to be actively employed by Borrower in such position and shall have not have been replaced with a qualified successor within 150 days. The term “qualified successor” shall mean any person that (a) has served for another entity in a capacity or position similar to that of the position to be replaced, and (b) is satisfactory to a majority of the members of the compensation committee of the Borrower’s board of directors.

“Closing Date” means March 7, 2008.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” shall mean any and all assets and rights and interests in or to property of Borrower, whether real or personal, tangible or intangible, in which a Lien is granted or purported to be granted pursuant to the Collateral Documents.

“Collateral Documents” means all agreements, instruments and documents now or hereafter executed and delivered in connection with this Agreement pursuant to which Liens are granted or purported to be granted to the Bank in Collateral securing all or part of the Obligations each in form and substance satisfactory to the Bank.

“Compliance Certificate” means a certificate substantially in the form of Exhibit B.

“Consolidated Subsidiaries” means Subsidiaries of Borrower whose finances, for accounting purposes, are required under GAAP to be consolidated with Borrowers.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliate”.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to the lesser of: (i) the Applicable Rate plus 5% per annum, or (b) the Maximum Rate.

“Deposit Obligations” means all obligations, indebtedness, and liabilities of the Borrower to the Bank or any Affiliate of the Bank arising pursuant to any deposit, lock box or cash management arrangements entered into by the Bank or any Affiliate of the Bank with the Borrower, whether now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, including, without limitation, the obligation, indebtedness, and liabilities of the Borrower to repay any credit extended in connection with such arrangements, interest thereon, and all fees, costs, and expenses (including attorneys’ fees and expenses) provided for in the documentation executed in connection therewith.

First State Bank/Brooke Credit Agreement

“Direction Letters” shall mean those letters attached hereto as Exhibit C by or among Borrower, the Securitization Entities, and the applicable securitization trustees (and any other Person, as applicable), directing payments to be deposited in accounts maintained at Bank in the name of each Securitization Entity, and directing payment by such Securitization Entity to the Borrower to be deposited into the Borrower Account with Bank all in accordance with the terms thereof.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Distribution” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other equity interest of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other equity interest or of any option, warrant or other right to acquire any such capital stock or other equity interest.

“Dollar” and “$” mean lawful money of the United States.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any ERISA Affiliate.

“Event of Default” has the meaning specified in Section 7.01.

“Existing 5/3 Facility” shall have the meaning provided in Section 5.17.

“Existing Debt Facilities” means the obligations of the Borrower under the Note and Warrant Purchase Agreement dated as of October 31, 2006, as amended, by and among the Borrower and Falcon Mezzanine Partners, II, LP et al and the Business Loan Agreement dated as of November 14, 2006, as amended, between the Borrower and Home Federal Savings and Loan Association of Nebraska.

“Fee Letter” means the letter agreement between the Borrower and the Bank dated as of February 8, 2008, as amended.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

First State Bank/Brooke Credit Agreement

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “Primary Obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Hedge Agreement” shall mean any interest rate swap, cap, collar or other similar hedging agreement.

“Indebtedness” means, as to any Person at a particular time, all of the following, (without duplication) whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements, letters of credit or other similar instruments;

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guarantees, surety bonds and similar instruments;

(c) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(d) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(e) net obligations of such Person under any Hedge Agreement;

(f) capital leases; and

(g) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.

First State Bank/Brooke Credit Agreement

“Indemnified Liabilities” has the meaning specified in Section 8.05.

“Indemnitees” has the meaning specified in Section 8.05.

“Indenture” shall have the meaning set forth in Section 4.20.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“Issuer” shall have the meaning set forth in Section 4.20.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan Documents” means this Agreement, the Note, the Collateral Documents, the Direction Letters and all other agreements, documents, instruments, and certificates of the Borrowers delivered to, or in favor of, the Bank under this Agreement or in connection herewith or therewith, including, without limitation, all agreements, documents, instruments, certificates and delivered in connection with the extension of the Term Loan by the Bank hereunder.

“Loans” shall mean commercial loans made by the Borrower in the ordinary course of the Borrower’s business to insurance agents and agencies, financial services providers, funeral homes and others originated and/or serviced by Borrower and, as the context may require, shall include all Loan Files and other documentation related thereto and collateral therefor.

“Master Indenture” shall have the meaning provided in Section 5.17.

“Material Adverse Effect” means the effect of any event or condition which, alone or when taken together with other events or conditions previously occurring or existing concurrently therewith (a) has or would reasonably be expected to have a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual and contingent), condition (financial or otherwise) or prospects of Borrower or Borrower and its Subsidiaries taken as a whole; (b) impairs or would reasonably be expected to impair in any material respect the Collateral or the value thereof or the Borrower’s rights thereto or the Bank’s interest therein or the priority of the Bank’s interest therein; (c) impairs or would reasonably be expected to impair in any material respect the ability of the Borrower to perform its obligations under any Loan Document to which it is a party; (d) has or would reasonably be expected to have a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower of any Loan Document to which it is a party; or (e) impairs or would reasonably be expected to impair in any material manner the ability of the Bank to enforce any covenant or agreement in the Loan Documents or to collect the obligations of the Borrower thereunder.

First State Bank/Brooke Credit Agreement

“Maximum Rate” has the meaning set forth in Section 8.09.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Loans” shall mean those Loans owned by Borrower free and clear of any Liens (other than Liens in favor of the Bank): (a) which are not Purchased/Participated Loans, (b) which are listed by Borrower in its “Pass” classification category as in effect as of the date of this Agreement or other similar or higher category maintained from time to time by Borrower (or, in the case of not more than 30% of such Loans, are listed by Borrower in its “Watch” classification category as in effect as of the date of this Agreement or other similar or higher category maintained from time to time by Borrower), and (c) for which all Loan Files and related documentation are in the possession of Borrower (which may include possession on behalf of Borrower by a custodian or collateral agent with appropriate authority).

“Note” means promissory note made by Borrower in favor of the Bank evidencing the Term Loan made by the Bank, substantially in the form of Exhibit A.

“Noteholders” shall have the meaning set forth in Section 4.20.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under any Loan Document or otherwise with respect to the Term Loan or Deposit Obligations, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Parent” shall mean Brooke Corporation, a Delaware corporation.

“Participant” has the meaning specified in Section 8.07(b).

“Participation Agreement” means an agreement between the Bank and any Participant in form and substance acceptable to the Bank.

“Payment Date” means the tenth (10th) day of each month, commencing on April 10, 2008, and the Term Loan Maturity Date.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by Borrower or any ERISA Affiliate or to which Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

First State Bank/Brooke Credit Agreement

“Permitted Indebtedness” shall mean and include any Indebtedness incurred for the purpose of originating Loans or financing all or any part of the purchase price of any Loans, and any renewals, extensions or refinancings thereof; provided, however, that in each such case such Indebtedness is not in excess of the value of the underlying Loans, and is secured solely, if at all, by a lien on such Loans.

“Person” means any individual, trustee, corporation, general partnership, limited partnership, limited liability company, joint stock company, trust, unincorporated organization, bank, business association, firm, joint venture or Governmental Authority.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Pledged Securitization Entities” shall have the meaning given to such term in the Security Agreement.

“Prime Rate” means a fluctuating rate of interest equal to the Prime Rate, as published in the “Money Rates” section of The Wall Street Journal, on each Business Day, or if such day is not a Business Day, on the immediately preceding Business Day or if such rate is not published or available, such other rate of interest as determined by the Bank by referenced to any other nationally recognized financial publication or financial institution which provides a daily quotation of a “prime rate”.

“Purchased/Participated Loans” means any Loan or portion or participation interest therein which is sold to any Person; provided, that (1) the sale is closed in a manner consistent with that of an arm’s length transaction, (2) the sale price is at least the fair market value of the Loan sold or participated, and (3) no Default or Event of Default shall occur as a result thereof.

“Replacement Credit Facility” shall have the meaning provided in Section 5.17.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Required Remaining Cash Flow Value” shall have the meaning provided in Section 5.17.

“Responsible Officer” means the Chief Executive Officer/President, Chief Financial Officer or Chief Operating Officer/Chairman of the Board of the Borrower.

“Retained Cash Collateral Requirement” shall have the meaning provided in Section 5.17.

“Sale and Servicing Agreement” shall have the meaning set forth in Section 4.20.

“Securitization” shall have the meaning set forth in Section 4.20.

“Securitization Documents” shall have the meaning set forth in Section 4.20.

“Securitization Entities” shall have the meaning given to such term in the Security Agreement.

“Securitized Loans” shall have the meaning set forth in Section 4.20.

“Securitized Notes” shall have the meaning set forth in Section 4.20.

“Security Agreement” shall mean that Security Agreement dated as of the date hereof given by Borrower to Bank, as the same may be amended from time to time.

First State Bank/Brooke Credit Agreement

“Seller” shall have the meaning set forth in Section 4.20.

“Servicer” shall have the meaning set forth in Section 4.20.

“SPE” shall have the meaning set forth in Section 4.20.

“Subservicing Agreement” shall have the meaning set forth in Section 4.20.

“Subservicer” shall have the meaning set forth in Section 4.20.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Borrower.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the Indebtedness of such Person (without regard to accounting treatment).

“Tangible Net Worth” means the excess of total assets over total liabilities, total assets and total liabilities each to be determined in accordance with GAAP consistent with those applied in the preparation of the financial statements referred to in Section 5.01, excluding, however, from the determination of total assets:

(i) goodwill, organizational expenses, research and development expenses, trademarks, trade names, copyrights, patents, patent applications, licenses and rights in any thereof, and other similar intangibles,

(ii) treasury stock,

(iii) other than (x) securities representing the Borrower’s membership interests in the Securitization Entities and (y) the “Interest-Only Strip Receivables” representing Borrower’s retained interest in Loans which are sold or participated to unrelated parties (as shown on the Borrower’s audited balance sheet), securities which are not readily marketable,

(iv) other than the Cash Collateral Account, cash held in a sinking or other analogous fund established for the purpose of redemption, retirement or prepayment of capital stock or any debt,

(v) any write-up in the book value of any asset resulting from a revaluation thereof subsequent to the Closing Date (except to the extent supported by an appraisal or other valuation reasonably acceptable to Bank),

(vi) any Indebtedness or other obligations owed to the Borrower by any Affiliate or Subsidiary (other than Consolidated Subsidiaries), and

(vii) other than (x) “Servicing Assets, Net” (as shown on the Borrower’s audited balance sheet), and (y) deferred charges not to exceed $1,000,000 incurred by Borrower in connection with this Agreement and the transactions contemplated hereby, any items not included in clauses (i) through (vi) above which are treated as intangibles in conformity with GAAP.

“Term Loan” has the meaning specified in Section 2.01.

First State Bank/Brooke Credit Agreement

“Term Loan 1” has the meaning specified in Section 2.01.

“Term Loan 1 Participated Amount” shall have the meaning provided in Section 2.01.

“Term Loan 2” has the meaning specified in Section 2.01.

“Term Loan 2 Closing Date” means the date of closing and funding of Term Loan 2 after satisfaction of the conditions precedent set forth in Section 3.01(b). The Term Loan 2 Closing Date shall be on a Payment Date.

“Term Loan Commitment” means, as to the Bank, its obligation to make the Term Loan to Borrower pursuant to Section 2.01 in the amount of Fifty-two Million Five Hundred Thousand Dollars ($52,500,000).

“Term Loan Maturity Date” means February 28, 2013.

“Threshold Amount” means $250,000.

“Trustee” shall have the meaning set forth in Section 4.20.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States,” and “U.S.” mean the United States of America.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) (i) The words “herein”, “hereto”, “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof; (ii) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears; (iii) the term “including” is by way of example and not limitation; and (iv) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms. (a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Borrower or the Bank shall so request, the Bank and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the

First State Bank/Brooke Credit Agreement

original intent thereof in light of such change in GAAP (subject to the approval of the Bank); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Borrower shall provide to the Bank financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

ARTICLE II. THE TERM LOAN.

2.01 Term Loan.

(a) Subject to the terms and conditions set forth herein, the Bank agrees to make a loan (such loan, “Term Loan 1”) to Borrower in a single advance, in an aggregate amount not to exceed the lesser of the Term Loan Commitment or the amount of participations committed and funded pursuant to executed Participation Agreements as of the date which is one (1) Business Day prior to the Closing Date (such lesser amount, the “Term Loan 1 Participated Amount”).

(b) Subject to the terms and conditions set forth herein, the Bank agrees to make a loan (such loan, “Term Loan 2”) to Borrower in a single advance, in an aggregate amount not to exceed the difference, if any, between the Term Loan Commitment and the original principal amount of Term Loan 1. Unless otherwise indicated, Term Loan 1 and Term Loan 2 (if any) are together referred to as the “Term Loan”.

2.02 Prepayments.

(a) Subject to subparagraph (c) below, all amounts in the Borrower Account on each Payment Date in excess of the amounts then due to Bank under this Agreement shall be applied as a partial prepayment of the Term Loan and Borrower hereby authorizes and directs Bank to make such prepayment on each Payment Date.

(b) Subject to subparagraph (c) below, Borrower may, at any time or from time to time, otherwise voluntarily prepay the Term Loan in whole or in part, without premium or penalty (provided that Borrower shall provide Bank not less than forty-five (45) days advance written notice of its intent to prepay if the prepayment is in an amount in excess of $5,000,000). Each notice of prepayment shall specify the date of prepayment and amount of such prepayment. If such notice is given by Borrower, Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(c) Upon and subject to the terms of Section 5.01(17), Borrower shall prepay the Term Loan as provided in such section.

First State Bank/Brooke Credit Agreement

(d) Any prepayment (other than a prepayment of the Term Loan in full) shall be in the minimum amount of $100,000 and integral multiples of $100,000 in excess thereof.

2.03 Repayment of Term Loan. Borrower shall repay to the Bank the principal amount of the Term Loan in equal monthly principal payments equal to $875,000.00 on each Payment Date with all remaining unpaid principal (and any accrued and unpaid interest) due and payable in full on the Term Loan Maturity Date.

2.04 Interest.

(a) Subject to the provisions of subsection (b) below, the Term Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the Applicable Rate.

(b) If any amount payable by Borrower under any Loan Document is not paid when due (taking into account any applicable grace periods), whether at stated maturity by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Furthermore, while any Event of Default exists (or after acceleration), Borrower shall pay interest on the principal amount of all outstanding Obligations then payable at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on the Term Loan shall be due and payable in arrears on each Payment Date and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(d) As and to the extent that Participants have funded their respective participations in advance of the Closing Date (or Term Loan 2 Closing Date, as applicable), Borrower agrees to pay interest on the amounts of such participations from the date of funding through and including the Closing Date (or Term Loan 2 Closing Date, as applicable) at the Applicable Rate.

2.05 Fees. The Borrower shall pay to the Bank the fees required by the Fee Letter.

2.06 Computation of Interest and Fees. Computations of interest on the Term Loan shall be made on the basis of a year of 360 days and the actual number of days elapsed.

2.07 Evidence of Debt. The Term Loan made by the Bank shall be evidenced by one or more accounts or records maintained by the Bank in the ordinary course of business. The accounts or records maintained by the Bank shall be conclusive absent manifest error of the amount of the Term Loan made by the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower hereunder to pay any amount owing with respect to the Obligations. The Bank may attach schedules to the Note and endorse thereon the date, amount and maturity of the Term Loan and payments with respect thereto.

2.08 Payments Generally.

(a) (i) All payments to be made by Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by Borrower hereunder shall be made to the Bank at the Bank’s Office in Dollars and in immediately available funds not later than 12:00 noon, Central time, on the date specified herein. All payments received by the Bank after 12:00 noon, Central time, shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. (ii) On each date when the payment of any principal, interest or fees are due hereunder or under the Note, Borrower hereby authorizes the Bank to deduct automatically all principal, interest or fees when due hereunder or under the Note from the Borrower Account.

First State Bank/Brooke Credit Agreement

(b) If any payment to be made by Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

ARTICLE III. CONDITIONS PRECEDENT TO THE TERM LOAN

3.01 Conditions of Term Loan. The obligation of the Bank to make the Term Loan hereunder is subject to satisfaction of the following conditions precedent:

(a) The obligation of the Bank to make Term Loan 1 hereunder is subject to satisfaction of the following conditions precedent:

(i)The Bank’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Bank and its legal counsel:

(A) executed counterparts of this Agreement, sufficient in number for distribution to the Bank and Borrower;

(B) the Note executed by Borrower;

(C) the other Loan Documents duly executed by the Parties thereto;

(D) such documents as may be necessary or appropriate to perfect the Bank’s interest in the Collateral (including, without limitation, UCC-1 financing statements and deposit account control agreements) and the execution, delivery and/or filing of the same, as applicable, and delivery to Bank of the original certificates representing the Borrower’s interest in the Securitization Entities constituting a part of the Collateral;

(E) UCC searches acceptable to the Bank indicating that the Collateral is not subject to any Lien (other than those Liens permitted hereunder) and other searches concerning the Borrower and/or the Collateral as may be requested by Bank (the results of which shall be satisfactory to Bank in Bank’s discretion);

(F) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the Borrower as the Bank may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which the Borrower is a party;

(G) such documents and certificates as the Bank may reasonably require to evidence that the Borrower is duly organized or formed and that Borrower is, validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(H) an opinion of counsel to the Borrower acceptable to the Bank, addressed to the Bank, as to such matters concerning the Borrower, the Securitization Entities and the Loan Documents in form and substance reasonably satisfactory to the Bank; and

First State Bank/Brooke Credit Agreement

(I) such other assurances, certificates, documents, consents, evidence of perfection of all Liens securing the Obligations or opinions as the Bank reasonably may require.

(ii) Any fees required to be paid on or before the Closing Date shall have been paid.

(iii) Unless waived by the Bank, Borrower shall have paid all Attorney Costs to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute its reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings relating to Term Loan 1 (provided that such estimate shall not thereafter preclude a final settling of accounts between Borrower and the Bank).

(iv) The Closing Date shall have occurred on or before March 7, 2008.

(v) The repayment of the Existing Debt Facilities and the receipt of duly executed payoff letters, in form and substance satisfactory to Bank, signed by the holders of each of the Existing Debt Facilities evidencing repayment in full of all obligations of Borrower thereunder, together with (a) forms of UCC-3 or other appropriate termination statements releasing all liens of the secured party in connection with each of the Existing Debt Facilities (and express authorization to file the same), and (b) termination of all blocked account agreements, direction letters, bank agency agreements or other similar agreements or arrangements or arrangements in favor of each secured party in connection with the Existing Debt Facilities.

(vi) No Material Adverse Effect shall have occurred and be continuing.

(vii) A certificate, dated as of the Business Day immediately preceding the Closing Date, certifying: (i) Borrower’s Tangible Net Worth as of a recent date acceptable to Bank, (ii) the aggregate amount of Net Loans held by Borrower as of such date, (iii) certifying that, to the best knowledge of the Responsible Officers, no material adverse change has occurred with respect to the information described in clauses (i) and (ii), and (iv) otherwise certifying that as of such date Borrower is not in violation of any of the terms of this Agreement.

(viii) Receipt by the Bank of Participation Agreements in an amount as required by the Bank and the timely funding on or before the Closing Date of each such Participant’s portion of Term Loan 1.

(a) The obligation of the Bank to make Term Loan 2 hereunder is subject to satisfaction of the following conditions precedent and the occurrence of the Term Loan 2 Closing Date on or before June 10, 2008:

(i) Receipt by the Bank of duly executed Participation Agreements in an amount equal to Term Loan 2 as required by the Bank and the timely funding on or before the Term Loan 2 Closing Date of each such Participant’s portion of Term Loan 2.

(ii) No Material Adverse Effect, Event of Default, or other act, event or circumstance which could, with the passage of time or the giving of notice or both, constitute an Event of Default, shall have occurred and be continuing.

(iii) Unless waived by the Bank, Borrower shall have paid all Attorney Costs to the extent invoiced prior to or on the date of closing of Term Loan 2, plus such additional amounts of Attorney Costs as shall constitute its reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings relating to Term Loan 2 (provided that such estimate shall not thereafter preclude a final settling of accounts between Borrower and the Bank).

First State Bank/Brooke Credit Agreement

ARTICLE IV. REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to the Bank that:

4.01 Existence, Qualification and Power; Compliance with Laws. The Borrower and each of its Subsidiaries (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver, and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or licenses, except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

4.02 Authorization; No Contravention. The execution, delivery and performance by Borrower and any Subsidiary, as applicable, of each Loan Document to which the Borrower or any such Subsidiary is a party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under (i) any Contractual Obligation to which it is a party or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which it or its property is subject; or (c) violate any Law, in each case, the result of which would reasonably be expected to cause a Material Adverse Effect. Without limitation of the generality of the foregoing, each Securitization Entity: (x) has full power and authority to execute and perform the Direction Letters to which such Securitization Entity is a party, and (y) has full power and authority to make the required distributions to Borrower of all funds available to each Issuer for the payment of dividends in accordance with its Organization Documents and the applicable Securitization Documents.

4.03 Governmental Authorization. Except for the recording of the UCC financing statements, in the office required for it to be effective, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Borrower or any Subsidiaries of this Agreement or any other Loan Document to which such Person is a party.

4.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by the Borrower and each Subsidiary which is a party to any Loan Document. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of the Borrower, and such Subsidiaries, as applicable, enforceable against the Borrower and such Subsidiaries, as applicable, in accordance with its terms, except as may be limited by bankruptcy, solvency, fraudulent conveyance or transfer or similar laws affecting creditors rights generally and principles of equity.

4.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of Borrower and its Consolidated Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show or refer to all material indebtedness and other liabilities, direct or contingent, of Borrower and its Consolidated Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b) The unaudited consolidated financial statements of Borrower and its Consolidated Subsidiaries for the period ended December 31, 2007, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i)

First State Bank/Brooke Credit Agreement

were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and; (ii) fairly present the financial condition of Borrower and its Consolidated Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

4.06 Litigation. Except as specifically disclosed in Schedule 4.06 hereto, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of Borrower after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or to the Collateral, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

4.07 No Default. Neither Borrower nor any Affiliate or Subsidiary is in default under or with respect to any Contractual Obligation that could either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

4.08 Ownership of Property; Liens. Each of Borrower and each Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real and personal property and intellectual property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of Borrower and its Subsidiaries is subject to no Liens, other than Liens permitted by Section 6.01.

4.09 Accounts. Schedule 4.09 lists all banks and other financial institutions at which Borrower or any of its Subsidiaries maintains deposits and/or other accounts, including any disbursement accounts, and such schedule correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number.

4.10 Absence of Undisclosed Liabilities. Except as stated or adequately reserved against in the Audited Financial Statements, or incurred as a result of or arising out of the transactions contemplated under the Loan Documents, none of Borrower or its Subsidiaries have any liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown, that has had or would reasonably be expected to have a Material Adverse Effect.

4.11 Insurance. The properties of Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of Borrower (except as described below), in such amounts, after giving effect to any self-insurance compatible with the following standards, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where Borrower or the applicable Subsidiary operates.

4.12 Taxes. Borrower and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against Borrower or any Subsidiary that would, if made, have a Material Adverse Effect.

First State Bank/Brooke Credit Agreement

4.13 ERISA Compliance.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) There are no pending or, to the best knowledge of Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

4.14 Subsidiaries. As of the Closing Date, Borrower has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 4.14 and has (and expects to have) no equity investments in any other corporation or entity other than those specifically disclosed in Part(b) of Schedule 4.14.

4.15 Disclosure. Borrower has disclosed to the Bank all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing, by electronic means, or orally) by or on behalf of the Borrower or any of its Subsidiaries in connection with any Loan Document or the Collateral in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

4.16 Compliance with Laws. Borrower and each Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

4.17 Margin Regulations; Investment Company Act; Public Utility Holding Company Act. Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Federal Reserve Bank), or extending credit for the purpose of purchasing or carrying margin stock. None of Borrower, any Person Controlling Borrower, or any Subsidiary (i) is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, or (ii) is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

First State Bank/Brooke Credit Agreement

4.18 Tax Shelter Regulations. Borrower intends not to treat the Term Loan and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4). In the event Borrower determines to take any action inconsistent with such intention, it will promptly notify the Bank thereof.

4.19 Rights in Collateral; Priority of Liens. Borrower owns the property granted by it as Collateral under the Collateral Documents, free and clear of any and all Liens in favor of third parties, except Liens permitted under Section 6.01. Upon the proper filing of UCC financing statements, the Liens granted pursuant to the Collateral Documents will constitute valid and enforceable first, prior and perfected Liens on the Collateral in favor of the Bank.

4.20 Special Purpose Entities; Securitizations. Schedule 4.20 sets forth in connection with each securitization transaction effected by Borrower (each, a “Securitization”) in connection with the issuance of certain term notes (“Securitized Notes”) backed by certain Loans originated by Borrower and/or its Affiliates (“Securitized Loans”):

(a) the name of the related special purpose entity (“SPE”) formed to be the “Issuer” (in such capacity, the “Issuer”) for such Securitization,

(b) a brief description of the related Sale and Servicing Agreement, including all amendments, if any (each, a “Sale and Servicing Agreement”) among Borrower, as the seller (in such capacity, “Seller”), the related SPE, as the issuer, and the related servicer of the Securitized Loans (in each case, the “Servicer”),

(c) a description of the related Subservicing Agreement (each, a “Subservicing Agreement”) between the related Servicer and Borrower, as the subservicer (in such capacity, the “Subservicer”),

(d) a description of the related Indenture (each, an “Indenture”) between the related Issuer and a certain financial institution acting as the trustee (in such capacity, a “Trustee”) on behalf of the holders of the related Securitized Notes (the “Noteholders”) issued by such SPE,

(e) each other document material to such Securitization executed by the Borrower or its Subsidiaries or Affiliates (in whatever capacity), the Parent, the related SPE, the related Servicer, the related Trustee or any other party to such Securitization (each document set forth in clauses (a)-(e), including all amendments thereto, if any, collectively, the “Securitization Documents”); and

(f) the aggregate outstanding principal balance of the related Securitized Notes as of January 31, 2008;

(g) the aggregate outstanding principal balance of the related Securitized Loans as of January 31, 2008; and

(h) the resulting principal value of Borrower’s interested in the related SPE as of January 31, 2008.

True, correct and complete copies of all of the Securitization Documents have been made available to Bank and Participants prior to the Closing Date through Borrower’s “e-Room” described on Schedule 4.20, and such documents will remain available to Borrower and each Participant during through such “e-Room” (or other web-based document management system acceptable to Bank) until the Obligations are satisfied in full. The Borrower represents and warrants that each SPE is in compliance with the material terms of each Securitization Document and no default or event of default has occurred and is continuing as of the Closing Date thereunder, and no indemnification claim has been asserted against Borrower under the terms of any

First State Bank/Brooke Credit Agreement

Securitization Document to which Borrower is a party. Without limitation of the generality of the foregoing, Borrower satisfied all requirements, including any necessary consents, conditions, legal opinions, trustee and rating agency approvals, and other requirements, under any Securitization Document to which Borrower is a party, relating to the merger of Borrower’s predecessor corporation with and into Borrower. The Borrower is the owner of 100% of the membership interests in each SPE other than Brooke Master Trust LLC (“BMT”); Borrower is the owner of 100% of the membership interests in Brooke Warehouse Funding, LLC (“BWF”) and BWF is the owner of 100% of the membership interests in BMT.

4.21 Organization Charts. Borrower represents and warrants that the organization charts annexed to Schedule 4.21 are a true and correct copies of the organization charts of the Borrower and each Subsidiary and Affiliate of Borrower.

4.22 Solvency. Both before and after giving effect to the Term Loan, the disbursement of the proceeds of such Term Loan, the consummation of the transactions contemplated hereby, and the payment and accrual of all transaction costs and fees in connection with the foregoing, the Borrower and each of its Subsidiaries are solvent, meaning: (a) the fair value of the property of each such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital. For purposes hereof, the amount of contingent liabilities (such as litigation, guarantees and Pension Plan liabilities) at any time shall be computed as the amount which, in light of all the facts and circumstances existing at the time, represents the amount which can be reasonably be expected to become an actual or matured liability.

4.23 No Brokers. Except for Maxwell Morgan, L.L.C., engaged by the Borrower for the purpose of soliciting Participants, no person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon Borrower or Bank for any commission, fee or other compensation as a finder or broker because of any act or omission by such Person or any of their stockholders or Affiliates.

4.24 Affiliate Debt. As of the date hereof, Borrower has no Indebtedness payable to any of its Affiliates.

4.25 Monthly Distributions. Each Securitization Entity by the provisions of its Organizational Documents or by resolution of its board of directors or equivalent authorized governing body, has authorized and directed for all funds available to be paid as dividends pursuant to such Organizational Documents or governing law, whether cash or otherwise, to be distributed to Borrower on a monthly basis, at all times as the Obligations are outstanding, and Borrower agrees that it will take no action to contravene or circumvent these authorizations and directions.

ARTICLE V. AFFIRMATIVE COVENANTS

So long as the Term Loan or other Obligation shall remain unpaid or unsatisfied, Borrower shall, and shall cause each Subsidiary to:

5.01 Financial Statements. Deliver to the Bank, in form and detail satisfactory to Bank:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of Borrower, a consolidated balance sheet of Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied

First State Bank/Brooke Credit Agreement

by a report and opinion of Summers, Spencer & Callison, CPAs, Chartered, Topeka, Kansas, or another independent certified public accountant of recognized standing reasonably acceptable to the Bank, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit and copies of any management letter, together with a Compliance Certificate;

(b) as soon as available, but in any event within 60 days after the end of each of the first three fiscal quarters (unless more frequently requested by the Bank), a consolidated balance sheet of Borrower and its Consolidated Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of Borrower as fairly presenting the financial condition, results of operations, shareholders equity and cash flows of Borrower and its Consolidated Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c) as soon as available, but in any event within 45 days after the end of each month: (i) Borrower’s balance sheet and profit and loss statement for the monthly period then ended, and (ii) a report showing the amount of all Net Loans;

5.02 Certificates; Other Information. Deliver to the Bank, in form and detail satisfactory to the Bank:

(a) as soon as available, but in any event, within 60 days after the end of each of the first three fiscal quarters, a duly completed Compliance Certificate signed by a Responsible Officer of Borrower;

(b) promptly after any request by the Bank, copies of any audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of Borrower by independent accountants in connection with the accounts or books of Borrower or any Subsidiary, or any audit of any of them;

(c) promptly after Borrower has notified the Bank of any intention by Borrower to treat the Term Loan and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4), a duly completed copy of IRS Form 8886 or any successor form;

5.03 Notices. Promptly notify the Bank as and to the extent Borrower has knowledge thereof:

(a) of the occurrence of any Default;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of Borrower or any Subsidiary; (ii) any dispute, litigation, administrative proceeding, investigation, proceeding, suspension or other action between Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting Borrower or any Subsidiary;

(c) of the occurrence of any ERISA Event;

(d) of any material change in accounting policies or financial reporting practices by Borrower or any Subsidiary; and

First State Bank/Brooke Credit Agreement

(e) at least thirty (30) days prior to the proposed effective date thereof, notice of any of the following (1) any change in Borrower’s name (including notice of the effective date of the contemplated change of the Borrower’s name to Aleritas Capital Corporation); (2) any change in Borrower’s assumed business name(s); (3) any change in Borrower’s principal office address; (4) any change in Borrower’s state of organization; (5) any conversion of Borrower to a new or different type of business entity; (6) any change in any other aspect of Borrower that directly or indirectly relates to any agreements between Borrower and Bank; or (7) the execution of any Hedge Agreement (the provisions of this Section 5.03 shall not be construed as permitting any of the foregoing to the extent otherwise prohibited, but shall merely provide for the giving of notice as provided herein).

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of Borrower setting forth details of the occurrence referred to therein and stating what action Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 5.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

5.04 Payment of Obligations. Except to the extent that the failure to do so would not have (or reasonably be expected to have) a Material Adverse Effect, pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by Borrower or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

5.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization, except in a transaction permitted by Section 6.04; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

5.06 Maintenance of Properties. Except to the extent that the failure to do so would not have (or reasonably be expected to have) a Material Adverse Effect, (a) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

5.07 Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of Borrower insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance compatible with the following standards) as are customarily carried under similar circumstances by such other Persons and will provide for not less than 30 days’ prior notice to the Bank of termination, lapse or cancellation of such insurance; and obtain key person life insurance on the Responsible Officers, in an amount not less than $5,000,000 for the President/CEO, and $2,500,000 per person for each additional Responsible Officer, with the Borrower as beneficiary of such policies, with such coverage to be otherwise acceptable to Borrower and Bank, and to be obtained within 60 days after the Closing Date (provided such insurance is reasonably available). Evidence of such insurance shall be provided to Bank upon request.

First State Bank/Brooke Credit Agreement

5.08 Compliance with Laws and Contractual Obligations.

(a) Comply in all material respects with the requirements of all Laws, and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

(b) Comply in all material respects with the requirements of all Contractual Obligations, except in such instances in which (a) such Contractual Obligation is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

5.09 Books and Records. Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of Borrower or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over Borrower or such Subsidiary, as the case may be. Borrower shall maintain at all times books and records pertaining to the Collateral in such detail, form and scope as the Bank shall reasonably require.

5.10 Inspection Rights. Upon reasonable notice during regular business hours, permit representatives and independent contractors of the Bank, at least annually, to visit and inspect any of its properties and the Collateral to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to Borrower. Borrower agrees to pay all of costs incurred by Bank in connection with such visitation, inspection, examination and discussions: (a) as required to conduct one complete examination per fiscal year (which may include examinations at multiple locations), and (b) as required to complete such other examinations as may be deemed appropriate by the Bank in its discretion at any time during the continuation of a Default.

5.11 Use of Proceeds. Use the proceeds of the Term Loan only for repayment in full of the Existing Debt Facilities.

5.12 Financial Covenants.

(a) Tangible Net Worth. Maintain at all times a Tangible Net Worth of the Borrower and its Consolidated Subsidiaries:

(i) during the first two calendar quarters of 2008, equal to at least Ninety-seven Million Five Hundred Thousand Dollars ($97,500,000); and

(ii) at all times thereafter, equal to at least One Hundred Million Dollars ($100,000,000).

(b) Stockholders’ Equity. In addition to and without limitation of the requirements in Section 5.12(a) above, maintain at all times stockholders’ equity determined in accordance with GAAP equal to at least One Hundred Ten Million Dollars ($110,000,000).

5.13 Maintenance of Net Loans. Maintain Net Loans in an amount not less than the lesser of: (a) the outstanding balance of the Term Loan, and (b) Twenty Million Dollars ($20,000,000).

5.14 Collateral Records. Borrower agrees to execute and deliver promptly the Bank, from time to time, solely for the Bank’s convenience in maintaining a record of the Collateral, such written statements and schedules as the Bank may reasonably request designating, identifying or describing the Collateral. The failure by Borrower, however, to promptly give the Bank such statements or schedules shall not affect, diminish, modify or otherwise limit the Liens on the Collateral granted pursuant to the Collateral Documents.

First State Bank/Brooke Credit Agreement

5.15 Security Interests. Borrower shall defend the Collateral against all claims and demands of all Persons at any time claiming the same or any interest therein. Borrower shall comply with the requirements of all state and federal laws in order to grant the Bank valid and perfected first priority security interests in the Collateral, with perfection, in the case of any investment property or deposit account, being effected by giving the Bank control of such investment property or deposit account, rather than by the filing of a UCC financing statement with respect to such investment property. The Bank is hereby authorized by Borrower to file any UCC financing statements covering any Collateral. Borrower shall do whatever the Bank may reasonably request, from time to time, to effect the purposes of this Agreement and the other Loan Documents, including filing notices of Liens, UCC financing statements, fixture filings and amendments, renewals and continuations thereof; cooperating with the Bank’s representatives; keeping stock records; obtaining waivers from landlords and mortgagees and from warehousemen and their landlords and mortgages; and, paying claims which might, if unpaid, become a Lien on the Collateral.

5.16 Servicer Reports, Etc. The Borrower also shall direct each Servicer to add the Bank to the appropriate distribution list for reports pursuant to each Sale and Servicing Agreement now or hereafter existing, and shall direct each Servicer to furnish to the Bank promptly, in accordance with the terms of the applicable Sale and Servicing Agreement all (i) material correspondence and (ii) all annual, quarterly, monthly or other regular reports which the Borrower shall receive from each Servicer pursuant to the related Sale and Servicing Agreement (the “Servicer Reports”); and, further, shall keep proper files of all such reports received from each Servicer throughout the periods covered in each Sale and Servicing Agreement, and upon the request of the Bank, shall promptly furnish, or cause to be furnished by the applicable Servicer to the Bank any or all the aforementioned reports requested thereby. To the extent not included in the Servicer Reports furnished by the applicable Servicer, the Borrower shall furnish, or cause to be furnished to the Bank the following, without limitation:

(a) Upon discovery by the Borrower (in its capacity as a Seller, Servicer or Subservicer, as the case may be), notice of a breach of any of the representations and warranties contained in any Sale and Servicing Agreement or the failure of the Seller or the Servicer (or Subservicer as the case may be) to deliver the custodial file for each Securitized Loan to the applicable custodian;

(b) Notice of the repurchase of any Securitized Loan, for any of the reasons set forth in (a) above, by the Borrower in its capacity as the Seller, together with the amount and type of such Securitized Loan repurchased;

(c) A servicer’s certificate or other similar certificate, executed by an employee of the Servicer responsible for servicing the Securitized Loans containing among other things, (a) all information necessary to make the distributions required by the applicable Sale and Servicing Agreement, (b) all information necessary to enable the trustee to send the statements to noteholders, (c) a listing of all Securitized Loans repurchased by the Seller, identifying the outstanding principal amount and type of Loans so repurchased, (iv) a listing of all Securitized Loans paid in full during the related monthly period (which loans shall be identified by the loan number set forth in the schedule of Securitized Loans), (v) all information necessary to enable the trustee to reconcile all deposits to, and withdrawals from, the collection account for the related monthly period and payment date to the noteholders, (vi) the calculation of the DTR Actual Ratio and Cumulative Net Loss Rate for such determination date (to the extent applicable), and (vii) all other information required to be disclosed in such servicer’s certificate or other similar certificate for each Sale and Servicing Agreement;

(d) An officer’s certificate (if prepared thereby) executed by a responsible officer of the Servicer, dated as of the immediately preceding December 31 (or other applicable date), stating that (i) a review of the activities of the Servicer during the preceding twelve (12) month period (or such

First State Bank/Brooke Credit Agreement

other period as shall have elapsed from the closing date of the Sale and Servicing Agreement (or the date a successor Servicer began to act as Servicer) to the date of the first such certificate) and of its performance under the Sale and Servicing Agreement has been made under such officer’s supervision, and (ii) to such officer’s knowledge, based on such review, the Servicer has fulfilled all its obligations under the applicable Sale and Servicing Agreement throughout such period, or, if there has been a material default in the fulfillment of any such obligation, specifying each such material default known to such officer and the nature and status thereof;

(e) An officer’s certificate (if prepared thereby) executed by a responsible officer of the Servicer of any event that, with the giving of notice or lapse of time, or both, would terminate the Servicer under the terms of the applicable Sale and Servicing Agreement;

(f) If received by the Borrower, the audited consolidated balance sheets of the Servicer (or any Affiliate thereof covering the Servicer) as of the end of the immediately preceding fiscal year and the audited consolidated statements of income, shareholders’ equity and cash flows of the Servicer (or such Affiliate) for such fiscal year, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the prior fiscal year, prepared in accordance with GAAP, consistently applied, and certified by the independent accountants for the Servicer (or such Affiliate);

(g) A statement prepared by the Servicer and as delivered to each noteholder, and based on information in the servicer’s certificate or other similar certificate delivered on the required date for the month relating to the applicable noteholder payment date:

(i) the amount of such distribution allocable to interest with respect to the Securitized Notes;

(ii) the amount of such distribution allocable to principal with respect to the Securitized Notes;

(iii) the securitized note balance (expressed in dollars) (after giving effect to distributions made on such payment date to the noteholders); the interest carryover shortfall and the principal carryover shortfall;

(iv) the amount of fees and expenses paid under the Sale and Servicing Agreement and by the applicable trustee with respect to such monthly period;

(v) the note pool factor or similar measurement for the Securitized Notes (after giving effect to changes therein on the related payment date);

(vi) the amount of collections on the Securitized Loans during such monthly period, setting forth separately the amount of recoveries with respect to loans subject to liquidation included in such collections;

(vii) the aggregate outstanding principal balances of all Securitized Loans more than 30 days, 60 days and 90 days past due as of the related accounting date or other similar required reporting date;

(viii) whether an event has occurred which could subject the Servicer to termination or an event of default exists;

(ix) the amount in the servicer reserve account or other similar account and the trustee reserve account or other similar account (after giving effect to changes therein on such payment date); and

First State Bank/Brooke Credit Agreement

(x) the number of Securitized Loans rated by the Servicer in the “Pass” category, the “Fail” category and the “Watch” category;

(h) an officer’s certificate stating that:

(i) a review of the activities of the Issuer during such year and of its performance under the applicable Indenture has been made under such Authorized Officer’s supervision; and

(ii) based on such review, to such Authorized Officer’s knowledge, the Issuer has complied in all material respects with all conditions and covenants under the applicable Indenture throughout such year or, if there has been a default in the compliance of any such condition or covenant, specifying each such default known to such Authorized Officer and the nature and status thereof.

5.17 Cash Collateral Account. Borrower hereby establishes with Bank a segregated deposit account or accounts in the name of Borrower and hereby designated as the “Cash Collateral Account” (such account or accounts, as the same may exist from time to time, the “Cash Collateral Account”). The Cash Collateral Account shall be restricted in purpose as provided in this Section 5.17 and no withdrawal of any amounts therefrom by Borrower shall be permitted except and only to the extent amounts are released to Borrower under the provisions of this Section 5.17. On each monthly Payment Date, commencing with the initial Payment Date and continuing through and including the Payment Date occurring on August 10, 2009 (the “Determination Date”), Borrower shall deposit into the Cash Collateral Account the monthly sum of One Million Dollars ($1,000,000). Such monthly deposits shall be accumulated in the Cash Collateral Account and held in the Collateral Account as Collateral and distributed or applied as follows:

(a) If, on the Determination Date, one of the following events (each, a “Cash Collateral Release Condition”) shall have occurred:

(i) Borrower, Brooke Warehouse Funding, LLC (“BWF”), Brooke Master Trust, LLC (“BMT”) and Fifth Third Bank (“5/3”“) have extended the term of the current revolving credit facility evidenced by the Series 2007-A Note Purchase Agreement dated as of December 10, 2007 (the “Existing 5/3 Facility”) on substantially similar terms to a date extending at least six months beyond the Term Loan Maturity Date; or

(ii) Borrower, BWF and BMT have replaced the Existing 5/3 Facility with a replacement credit facility (the “Replacement Credit Facility”) on terms substantially similar to the Existing 5/3 Facility to a date extending at least six months beyond the Term Loan Maturity Date; or

(iii) Borrower, BWF and BMT have completed all arrangements necessary for the re-allocation of the loans currently held under the Master Trust Indenture dated as of December 10, 2007 (the “Master Indenture”) to a segregated asset pool under the Master Indenture in connection with the issuance of a Series of Notes under the terms of the Master Indenture and a Series Supplement, with the term of such Notes matching the maturities of such loans, and otherwise on substantially similar economic terms;

Then, subject to (c) below, the funds in the Cash Collateral Account shall be released to Borrower within ten (10) days after the Determination Date. No Cash Collateral Release Condition shall be deemed to have occurred unless and until evidence satisfactory to Bank demonstrating the occurrence and terms of the matters described in (i), (ii) or (iii) above shall have been delivered to Bank.

(b) If, on the Determination Date, none of the Cash Collateral Release Conditions have occurred, all amounts on deposit in the Cash Collateral Account shall be released to Bank and shall be applied by Bank under the terms of the Loan Documents or, at the option of Bank, retained in the Cash Collateral Account as Collateral.

First State Bank/Brooke Credit Agreement

(c) If, on the Determination Date, events described in (a)(i), (ii) or (iii) have occurred, but on economic terms such that the net present value of the remaining excess cash flows attributable to the Securitizations as of the Determination Date (the “Actual Remaining Cash Flow Value”) is less than 172% of the then-outstanding principal balance of the Term Loan (the “Required Remaining Cash Flow Value”), then:

(i) an amount equal to the difference between the Required Remaining Cash Flow Value and the Actual Remaining Cash Flow Value (such difference, the “Retained Cash Collateral Requirement”) shall be applied by Bank under the terms of the Loan Documents or, at the option of Bank, retained in the Cash Collateral Account as Collateral;

(ii) any amounts remaining in the Cash Collateral Account in excess of the Retained Cash Collateral Requirement shall be released to the Borrower; and

(iii) in the event that the amount of the Retained Cash Collateral Requirement is greater than the amount then on deposit in the Cash Collateral Account, Borrower shall deposit the difference with Bank in cash, with such amount additional amount to be applied by Bank under the terms of the Loan Documents or, at the option of Bank, retained in the Cash Collateral Account as Collateral.

For purposes of this subsection (c), the net present value of the remaining excess cash flows attributable to the Securitizations shall be calculated using a discount rate of 11%, an annualized prepayment rate of 10% (or the actual prepayment rate for the preceding twelve month period, whichever is greater) and annualized credit loss assumption of 0.5% (or the actual credit loss experience for the preceding twelve month period, whichever is greater).

(d) Borrower hereby assigns to Bank and grants to Bank a security interest in the Cash Collateral Account and all sums from time to time therein, and the Cash Collateral Account and such sums on deposit from time to time therein shall constitute part of the Collateral.

(e) Interest accruing on amounts in the Cash Collateral Account shall accrue to the Cash Collateral Account and shall be held and applied as provided in this Section 5.17.

(f) Funds on deposit in the Cash Collateral Account may, subject to the mutual agreement of Bank and Borrower, be invested in such investments and upon such terms as may be mutually determined by Bank and Borrower, provided that at all times Bank shall have a perfected first-priority security interest in all such investments and provided further that Borrower agrees to take such actions and execute such documents as is necessary to create and perfect such security interest in such investments.

(g) Notwithstanding the foregoing, upon the occurrence of an Event of Default Bank shall be entitled to take all actions and exercise all rights with respect to the Cash Collateral Account and any amounts from time to time on deposit therein as may be permitted under this Agreement, the other Loan Documents and applicable law.

ARTICLE VI. NEGATIVE COVENANTS

So long as the Term Loan or other Obligation hereunder, without the prior written consent of the Bank, shall remain unpaid or unsatisfied, Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly:

6.01 Liens. Create, incur, assume or suffer to exist, any Lien upon any of the Collateral, whether now owned or hereafter acquired, other than the following:

(a) Liens in favor of the Bank;

First State Bank/Brooke Credit Agreement

(b) Liens existing on the date hereof and listed on Schedule 6.01 hereto and any renewals or extensions or refinancings or refundings thereof, provided that the property covered thereby is not increased and any renewal or extension or refinancings or refundings of the obligations secured or benefited thereby is permitted by Section 6.03(b);

(c) Liens (i) for taxes not yet due and payable, or (ii) which are being contested in good faith and by appropriate proceedings diligently conducted and if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens: (i) arising in the ordinary course of business which are not overdue for a period of more than 30 days, or (ii) which are being contested in good faith and by appropriate proceedings diligently conducted and if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 7.01(h) or securing appeal or other surety bonds relating to such judgments;

(i) Liens securing Indebtedness permitted under Section 6.03(d); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(j) Liens existing on assets of other Persons at the time of acquisition of such other Persons or of such assets by the Borrower or a Subsidiary;

(k) Liens upon Purchased/Participated Loans;

(l) Liens upon membership interests of Subsidiaries of Borrower (other than interests in the Securitization Entities) which Subsidiaries were created for the sole purpose of purchasing from Borrower and holding Purchased/Participated Loans and which secure Indebtedness no greater than Borrower’s equity interest in such Subsidiary; and

(m) Liens upon Loans in an amount reasonably necessary to secure the Indebtedness described in Section 6.03(i); provided:

(A) the principal balance of the Loans subject to such Liens shall not exceed 140% of the amount of Indebtedness secured thereby;

First State Bank/Brooke Credit Agreement

(B) Borrower shall provide written notice to Bank not less than ten (10) business days in advance of the effective date of any such Lien, setting forth the nature of such Liens, the Loans affected thereby and the Indebtedness secured thereby and providing information and documentation reasonably requested by Bank

Bank shall, upon not less than ten (10) business days advance written notice from Borrower, provide and authorize such evidence of the release of the specific Loans subject to the Lien permitted under subsections 6.01(l) and/or (m) (including, without limitation, UCC-3 Statements of Amendment excluding such Loans from the Collateral) as may be reasonably requested by Borrower; provided that no such Lien shall be permitted in the event that any Event of Default (or event or circumstance which could, with the passage of time or the giving of notice or both, become and Event of Default) shall exist and be continuing or the granting of such Lien would violate any other provision of this Agreement.

6.02 Investments. Make any Investments, except:

(a) Investments held by Borrower or such Subsidiary in the form of cash equivalents or short-term marketable debt securities;

(b) Investments of Borrower in any wholly-owned Subsidiary (whether then existing or newly organized) and Investments of any wholly-owned Subsidiary in Borrower or in another wholly-owned Subsidiary;

(c) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss; and

(d) Those Investments, if any, described on Schedule 6.02.

6.03 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Loan Documents;

(b) Indebtedness outstanding on the date hereof and listed on Schedule 6.03 hereto and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder;

(c) Guarantees of Borrower or any Subsidiary in respect of Indebtedness otherwise permitted hereunder;

(d) Indebtedness in respect to capital leases, Synthetic Lease Obligations and purchase money obligations for fixed assets within the limitations set forth in Section 6.01(i), provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $100,000;

(e) Indebtedness secured by Liens permitted under Section 6.01 (provided that the amount of such Indebtedness does not exceed the value of the property or interests subject to such Liens);

(f) Indebtedness payable to trade creditors incurred in the ordinary course of business; and

First State Bank/Brooke Credit Agreement

(g) endorsement of items for deposit or collection of checks or other commercial paper required in the ordinary course of business;

(h) Permitted Indebtedness not to exceed in the aggregate at any time the principal amount of $10,000,000;

(i) A working capital line of credit in the amount of up to $3,000,000; and

(j) Indebtedness not to exceed in the aggregate at any time the principal amount of $200,000.

Further, without limitation of the foregoing, Borrower shall not incur any Indebtedness to any Affiliate of Borrower in excess of $100,000 without Borrower and such Affiliate first entering into a subordination agreement with respect to such Indebtedness in form and substance satisfactory to Bank.

6.04 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into, another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a) any Subsidiary may merge with (i) Borrower, provided that Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any wholly-owned Subsidiary is merging with another Subsidiary, the wholly-owned Subsidiary shall be the continuing or surviving Person, and

(b) any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise), to Borrower or to another Subsidiary; provided that if the transferor in such a transaction is a wholly-owned Subsidiary, then the transferee must also be a wholly-owned Subsidiary.

6.05 Corporate Changes.

(a) Change its jurisdiction of organization and/or organization and/or organizational identification number (if any), change its corporate name; or

(b) Without thirty (30) days prior written notice to Bank:

(i) change its chief executive office, principal place of business, corporate offices or warehouses or locations at which Collateral is held or stored, or the location of its records concerning the Collateral;

(ii) engage in any material line of business substantially different from those lines of business conducted by Borrower and its Subsidiaries on the date hereof;

(iii) change its fiscal year; or

(iv) Fund or otherwise commence operations of any Subsidiary formed to serve as an SPE in connection with a Securitization.

6.06 Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

First State Bank/Brooke Credit Agreement

(b) Dispositions (i) of inventory in the ordinary course of business, (ii) of Investments permitted under Section 6.02(a) in the ordinary course of business and (iii) in the nature of payments for property or services used or acquired by the Borrower or any Subsidiary as otherwise not prohibited hereunder.

(c) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property, or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d) Dispositions of property by any Subsidiary to Borrower or to a wholly-owned Subsidiary;

(e) Dispositions of Purchased/Participated Loans; and

(f) Dispositions permitted by Section 6.04.

provided, however, that any Disposition pursuant to this section shall be for fair market value.

6.07 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate or Subsidiary of Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to Borrower or such Affiliate or Subsidiary as would be obtainable by Borrower or such Affiliate or Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate or Subsidiary.

6.08 Margin Regulations. Use the proceeds of the Term Loan, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System of the United States) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

6.09 Hedge Agreements. Enter into any Hedge Agreement, other than Hedge Agreements entered into in the ordinary course of the Borrower’s business and not for speculative purposes.

6.10 Distributions. Declare or pay any Distribution, or permit any of its Subsidiaries to purchase or otherwise acquire for value any stock or interest of the Borrower, provided, however, the Borrower may declare and pay Distributions payable in common stock; and provided further that the foregoing shall not prohibit Subsidiaries from making distributions to Borrower.

6.11 Borrower Account. Use any funds in the Borrower Account for any purpose other than repayment of the Term Loan.

6.12 Subsidiary. Form any Subsidiary or Affiliate of any Person (except that upon notice given pursuant to Section 6.05(iv) above, Borrower may form a Subsidiary to serve as an SPE in connection with a Securitization).

6.13 Securitizations. Amend, modify or revoke (or consent to any amendment, modification or revocation of) any of the Direction Letters or the Securitization Documents or any Organization Documents of any Securitization Entity, or transfer or encumber, or take any action in furtherance of the transference or encumbrance of, Borrower’s membership interests in the Securitization Entities or any rights relating thereto.

6.14 New Accounts. Open any new deposit and/or other accounts except those described on Schedule 4.09 or use any special purpose account not subject to a control agreement in favor of Bank for any purpose other than the special purpose for which it exists.

First State Bank/Brooke Credit Agreement

ARTICLE VII. EVENTS OF DEFAULT AND REMEDIES

7.01 Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. Borrower fails to pay when and as required to be paid herein, any amount of principal or interest on the Term Loan, or any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. Borrower fails to perform or observe any term, covenant or agreement contained in any of 5.12, 5.13 5.17 or Article VI ; or

(c) Other Defaults. The Borrower fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 10 days after written notice thereof from the Bank to Borrower (provided, however, that if such failure is not reasonably curable within such ten-day period, but is reasonably curable within a longer period of time not to exceed thirty days, then an Event of Default under this Section 7.01(c) shall not be deemed to have occurred as long as Borrower commences such cure within such ten-day period, provides timely notice to Bank of the same as required under Section 5.03(a), and thereafter diligently pursues the same to completion and cures the same within such thirty-day period); or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of Borrower in any Loan Document, or in any document delivered in connection herewith or therewith shall be materially incorrect or materially misleading when made or deemed made; or

(e) Cross-Default. (i) Borrower or any Subsidiary (A) fails to make any payment when due, after accounting for any applicable grace period (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or

(f) Insolvency Proceedings, Etc. The Borrower or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Borrower or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ

First State Bank/Brooke Credit Agreement

or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h) Judgments. There is entered against Borrower or any Subsidiary (i) a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j) Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or the Borrower or any other Person contests in any manner the validity or enforceability of any Loan Document; or the Borrower denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document, or any Lien with respect to any material portion of the Collateral intended to be secured thereby ceases to be, or, subject to Section 6.01, is not, valid, perfected and prior to all other Liens or is terminated, revoked or declared void; or

(k) Change of Control. There occurs any Change of Control; or

(l) Change of Management. There occurs any Change of Management; or

(m) Default Under Securitization Documents. There shall occur any default (however designated) on the part of Borrower or any of the Securitization Entities under any Securitization Document to which Borrower is a party and, if applicable, such default continues beyond the applicable grace period.

(n) Material Adverse Effect. There occurs any event or circumstance that in the reasonable commercial judgment of Bank has (or is reasonably likely to have) a Material Adverse Effect.

7.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Bank may, take any or all of the following actions:

(a) declare the unpaid principal amount of the Term Loan, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Borrower; and

(b) exercise all rights and remedies available to it under the Loan Documents or applicable law;

First State Bank/Brooke Credit Agreement

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to Borrower under the Bankruptcy Code of the United States, the unpaid principal amount of the Term Loan and all interest and other amounts as aforesaid shall automatically become due and payable.

7.03 Application of Funds. After the exercise of remedies provided for in Section 7.02 (or after the Term Loan has automatically become immediately due and payable as set forth in the proviso to Section 7.02), any amounts received on account of the Obligations may be applied by the Bank to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs and amounts payable under Article III) payable to the Bank; then to the remaining Obligations and to such other Persons in such order and manner as Bank shall determine, with the balance, if any after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

ARTICLE VIII. MISCELLANEOUS

8.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by Borrower shall be effective unless in writing signed by the Bank and Borrower and acknowledged by the Bank, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

8.02 Notices and Other Communications; Facsimile Copies.

(a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered, to the applicable address, facsimile number or (subject to subsection (c) below) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, specified for such Person on Schedule 8.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties. All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, upon delivery; (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and the sender has received electronic confirmation of error free receipt; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of subsection (c) below), when delivered; provided, however, that notices and other communications to the Bank pursuant to this Agreement shall not be effective until actually received by the Bank. In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.

(b) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on the Borrower and the Bank. The Bank may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(c) Limited Use of Electronic Mail. Electronic mail and internet and intranet websites may be used only to distribute routine communications, such as financial statements, and to distribute Loan Documents for execution by the parties thereto, and may not be used for any other purpose.

(d) Reliance by the Bank. The Bank shall be entitled to rely and act upon any notices purportedly given by or on behalf of Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice

First State Bank/Brooke Credit Agreement

specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Borrower shall indemnify Bank and the other Indemnitees from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Borrower. All telephonic notices to and other communications with the Bank may be recorded by the Bank, and each of the parties hereto hereby consents to such recording.

(e) Authority of Responsible Officers. Any document delivered hereunder that is signed by a Responsible Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower.

8.03 No Waiver; Cumulative Remedies. No failure by the Bank to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

8.04 Attorney Costs, Expenses and Taxes. Borrower agrees (a) to pay or reimburse the Bank for all reasonable costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs and costs and expenses in connection with the use of IntraLinks, Inc. or other similar information transmission systems in connection with this Agreement, and (b) to pay or reimburse the Bank for all costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by the Bank and the cost of independent public accountants and other outside experts retained by the Bank. The agreements in this Section shall survive the termination of the Term Loan Commitment and repayment of all other Obligations.

8.05 Indemnification by Borrower. Whether or not the transactions contemplated hereby are consummated, Borrower shall indemnify and hold harmless the Bank and its Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Term Loan Commitment, Loan or the use or proposed use of the proceeds therefrom, or (c) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demand, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. No Indemnitee shall have any liability for any indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). The agreements in this Section shall survive the repayment, satisfaction or discharge of all the other Obligations. All amounts due under this Section 8.05 shall be payable within ten Business Days after demand therefor.

First State Bank/Brooke Credit Agreement

8.06 Payments Set Aside. To the extent that any payment by or on behalf of Borrower is made to the Bank or the Bank exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Bank in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred.

8.07 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Bank and Bank may not assign or otherwise transfer any of its rights or obligations hereunder except (i) by way of participation in accordance with the provisions of subsection (b) of this Section, or (ii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (c) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) The Bank may, without the consent of, or notice to, Borrower, sell participations to any Person (other than a natural person or Borrower or any of Borrower’s Affiliates or Subsidiaries) (each a “Participant”) in all or a portion of the Bank’s rights and/or obligations under this Agreement (including all or a portion of the Term Loan).

(c) The Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under the Note, if any) to secure obligations of the Bank, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release the Bank from any of its obligations hereunder or substitute any such pledgee or assignee for the Bank as a party hereto.

8.08 Set-off. In addition to any rights and remedies of the Bank provided by law, upon the occurrence and during the continuance of any Event of Default, the Bank is authorized at any time and from time to time, without prior notice to Borrower , any such notice being waived by Borrower (on its own behalf and on behalf of the Borrower) to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, the Bank to or for the credit or the account of the Borrower against any and all Obligations owing to the Bank hereunder or under any other Loan Document to the extent of the Borrower’s liability therefor, now or hereafter existing, irrespective of whether or not the Bank shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness. The Bank agrees promptly to notify Borrower after any such set-off and application made by the Bank; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

8.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Bank shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Term Loan or, if it exceeds such unpaid principal, refunded to Borrower. In determining whether the interest contracted for, charged, or received by the Bank exceeds the Maximum Rate, such Person may, to

First State Bank/Brooke Credit Agreement

the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

8.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.11 Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Bank in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

8.12 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Bank, regardless of any investigation made by the Bank or on its behalf and notwithstanding that the Bank may have had notice or knowledge of any Default at the time of the Term Loan, and shall continue in full force and effect as long as the Term Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

8.13 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.14 Governing Law; Submission to Jurisdiction.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEBRASKA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH State; PROVIDED THAT THE BANK SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEBRASKA SITTING IN OMAHA, NEBRASKA OR OF THE UNITED STATES FOR THE DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, BORROWER AND THE BANK CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. BORROWER AND THE BANK IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. BORROWER AND THE BANK WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

First State Bank/Brooke Credit Agreement

8.15 Waiver of Right to Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

8.16 Time of the Essence. Time is of the essence of the Loan Documents.

8.17 NOTICE REQUIRED BY LAW. A CREDIT AGREEMENT MUST BE IN WRITING TO BE ENFORCEABLE UNDER NEBRASKA LAW. TO PROTECT YOU AND US FROM ANY MISUNDERSTANDINGS OR DISAPPOINTMENTS, ANY CONTRACT, PROMISE, UNDERTAKING, OR OFFER TO FOREBEAR REPAYMENT OF MONEY OR TO MAKE ANY OTHER FINANCIAL ACCOMMODATION IN CONNECTION WITH ANY LOAN OF MONEY OR GRANT OR EXTENSION OF CREDIT, OR ANY AMENDMENT OF, CANCELLATION OF, WAIVER OF, OR SUBSTITUTION FOR ANY OR ALL OF THE TERMS OR PROVISIONS OF ANY INSTRUMENT OR DOCUMENT EXECUTED IN CONNECTION WITH ANY LOAN OF MONEY OR GRANT OR EXTENSION OF CREDIT, MUST BE IN WRITING TO BE EFFECTIVE.

First State Bank/Brooke Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BROOKE CREDIT CORPORATION, a Delaware corporation

By:

FIRST STATE BANK

By:

i